SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________


                                    FORM 8-K
                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)      May 23, 2000
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                DEAN WITTER REALTY INCOME PARTNERSHIP IV, L.P.
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            (Exact name of registrant as specified in its charter)


          Delaware                    0-18147             13-3378315
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(State or other jurisdiction         Commission         (I.R.S. Employer
    of incorporation)               File Number)       Identification No.)


  Two World Trade Center, New York, New York          10048
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   (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code  (212) 392-1054
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        (Former name or former address, if changed since last report)



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Item 5.  Other Events

Pursuant to a Purchase and Sale Agreement dated as of April 4, 2000, as amended (the "Agreement"), Taxter Park Associates ("TPA") sold the land and buildings which comprise Taxter Corporate Park (the "Property") on May 23, 2000 to a subsidiary of Mack-Cali Realty Corporation (the "Purchaser"), an unaffiliated party, for a negotiated sale price of $42.725 million. In connection with the sale, TPA acquired from an affiliate and conveyed to the Purchaser certain interests in the Property, including interests that the affiliate had acquired from KLM Royal Dutch Airlines, for $6.75 million, in February 1999. Of the $42.725 million, TPA will remit $6.75 million of the sale proceeds to the affiliate in connection with the transaction.

TPA is owned 40.6% by Dean Witter Realty Income Partnership IV, L.P. (the "Partnership"), 44.6% by Dean Witter Realty Income Partnership III, L.P., an affiliated public partnership, and 14.8% by Dean Witter Realty Income Partnership II, L.P., an affiliated public partnership.

The purchase price was paid in cash at closing. At closing, the Partnership received approximately $13.5 million representing its 40.6% share of the cash received by TPA, net of its share of TPA's closing costs, the amount of the obligation owed to the affiliate and other deductions.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 DEAN WITTER REALTY INCOME PARTNERSHIP IV, L.P.

                              By:  Dean Witter Realty Fourth

                                   Income Properties, Inc.
                                   Managing General Partner

Date: May 23,2000             By:  /c/ Charles M. Charrow
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                                   Charles M. Charrow
                                   Controller